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                                                                   EXHIBIT 99.1

COOPER INDUSTRIES
P.O. Box 4446
Houston, Texas 77210

                                                       [COOPER INDUSTRIES LOGO]

NEWS
RELEASE


FOR IMMEDIATE RELEASE
January 24, 1996

Contact:    Phyllis Piano              Sharon Newquist
            (713) 739-5415             (713) 739-5578


COOPER INDUSTRIES REPORTS 15% INCREASE IN SHARE EARNINGS FOR 1995

HOUSTON, TX, Jan. 24 -- Fully diluted share earnings from continuing operations of Cooper Industries, Inc. (NYSE-CBE) for 1995 rose 15% to $2.41 from $2.10 in 1994. Revenues from continuing operations were $4.9 billion, up from $4.6 billion the previous year. Operating income (income before interest expense and income taxes) for the year increased 9% to $629 million from $578 million in 1994.
         For the three months ended December 31, 1995, fully diluted share earnings from continuing operations rose to 65 cents, up 3% from 63 cents in the same quarter of 1994. Fourth-quarter revenues were up 4% to $1.29 billion from $1.24 billion in the comparable 1994 period. Operating income was $162.6 million, compared with $169.6 million in 1994.
         Interest expense for the fourth quarter and full year increased significantly over the comparable 1994 periods, primarily because of the exchange of convertible preferred stock for debt at the beginning of 1995. As a result, income from continuing operations for 1995's fourth quarter totaled $73.2 million, compared with $85.5 million in 1994, and was $280.6 million in 1995, compared with $292.8 million the previous year.
         Cooper's 1995 share earnings and quarterly share earnings include a 5-cent and 1-cent contribution from the sale of securities, respectively. Earnings per share were further affected by the Cooper Cameron Exchange Offer completed mid-year 1995, which reduced Cooper's outstanding shares by 9.5 million shares.
         President and Chief Executive Officer H. John Riley, Jr., said Cooper's fourth-quarter performance was in line with recent expectations. "Despite a noticeable slowing in the economy, we were able to achieve modest revenue gains in all three of our business segments," he said.
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COOPER INDUSTRIES, INC.                                                 PAGE 2



         Some growth in spending for industrial maintenance and repair, plant upgrades and non-residential construction boosted sales for certain of Cooper's electrical products and power tools. Lackluster consumer spending and weak residential construction affected sales of hand tools and drapery hardware.
         The domestic automotive aftermarket remained depressed during the fourth quarter. The segment's fourth-quarter revenue increase is due chiefly to the contributions of the Abex and Zanxx operations, which were acquired in late-1994.
         In general, international markets for Cooper's businesses continued to grow at a steady pace. However, difficult conditions persisted in Mexico -- an important market for Cooper's electrical and automotive products. These conditions, along with the weakness in the North American automotive aftermarket and the transitional effects of some major relocation projects of prior periods, were the primary reasons for the slight earnings decline in the fourth quarter.
         "Overall, Cooper had a solid performance in 1995, achieving gains in sales and operating earnings. Equally important, we accomplished a number of key strategic objectives, including successfully completing the Cooper Cameron Exchange Offer; integrating the two automotive businesses acquired in late 1994; and strengthening our international presence with the acquisitions of the CEAG electrical products operation in Germany, the Cutler-Hammer electrical recloser business in Brazil and the Trichamp automotive operation in South Africa," Riley explained.
         "In addition, we have realized significant value from the sale of the former Cameron Forged Products Division through our successful offering of notes mandatorily convertible into Wyman-Gordon stock on January 1, 1999.
         "We do not see the fourth quarter as an indicator of our future potential," said Riley. "Throughout 1995, Cooper incurred costs for consolidation projects, product introductions and other marketing and sales programs, all directed at improving our competitive advantage. These actions have positioned Cooper well for the future," he concluded.
         Comparisons of 1995 and 1994 fourth-quarter and full-year results appear on the following pages.

                           ----------------------

         Cooper Industries is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products.
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COOPER INDUSTRIES, INC.                                                 PAGE 3



                      CONSOLIDATED RESULTS OF OPERATIONS


                                                 Three Months Ended December 31,
                                                 -------------------------------
                                                     1995              1994
                                                   --------          ---------
                                                    (millions except shares)
Revenues:

    Electrical Products                            $  550.9          $   546.6
    Tools & Hardware                                  257.3              246.7
    Automotive Products                               469.5              439.7
    Other                                              10.5                6.9
                                                   --------          ---------
                                                    1,288.2            1,239.9
                                                   --------          ---------
Costs and Expenses:

    Cost of sales                                     849.4              814.8
    Depreciation and amortization                      57.6               52.3
    Selling and administrative                        218.6              203.2
                                                   --------          ---------
                                                    1,125.6            1,070.3
                                                   --------          ---------

Income before Interest Expense and Income Taxes       162.6              169.6

Interest Expense                                       36.2               21.4
Income Taxes                                           53.2               62.7
                                                   --------           --------

Net Income                                             73.2               85.5

Preferred Dividends                                       -               13.4
                                                   --------           --------

Net Income Applicable to Common Stock              $   73.2           $   72.1
                                                   ========           ========

Income Per Common Share:

    Primary                                          $  .68             $  .63
    Fully Diluted(1)                                    .65                .63


Shares Utilized in Computation of
   Net Income Per Common Share:

    Primary                                     107,592,000        114,201,000
    Fully Diluted                               124,358,000        114,201,000

--------------
(1) The calculations for 1994 utilize primary shares. The use of fully diluted shares results in antidilution. The calculations for 1995 assume conversion of the 7.05% Convertible Subordinated Debentures to Common Stock, effective January 1, 1995. As a result, interest on the debentures ($7.3 million, net of tax) was added back to income in the computation of fully diluted earnings per share.



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COOPER INDUSTRIES, INC.                                                 PAGE 4



                                                Twelve Months Ended December 31,
                                                --------------------------------
                                                     1995               1994
                                                   --------           --------
                                                    (millions except shares)
Revenues:

    Electrical Products                            $2,089.7           $2,034.8
    Tools & Hardware                                  962.4              897.9
    Automotive Products                             1,796.6            1,622.1
    Other                                              37.2               33.2
                                                   --------           --------
                                                    4,885.9            4,588.0
                                                   --------           --------
Costs and Expenses:

    Cost of sales                                   3,232.9            3,026.4
    Depreciation and amortization                     218.8              199.0
    Selling and administrative                        805.2              784.6
                                                   --------           --------
                                                    4,256.9            4,010.0
                                                   --------           --------

Income before Interest Expense and Income Taxes       629.0              578.0

Interest Expense                                      151.0               73.3
Income Taxes                                          197.4              211.9
                                                   --------           --------

Income from Continuing Operations                     280.6              292.8
Income from Discontinued Operations                       -                 .3
Charge for Discontinued Operations                   (186.6)            (313.0)
                                                   --------           --------

Net Income (Loss)                                      94.0              (19.9)

Preferred Dividends                                       -               53.3
                                                   --------           --------

Net Income (Loss) Applicable to Common Stock       $   94.0           $  (73.2)
                                                   ========           ========

Income (Loss) Per Common Share:
    Primary -
      Continuing Operations                           $2.51              $2.10
      Net Income (Loss)                               $ .84              $(.64)

    Fully Diluted(1) -
      Continuing Operations                           $2.41              $2.10
      Net Income (Loss)                               $ .84              $(.64)

Shares Utilized in Computation of
   Income (Loss) Per Common Share:
     Primary                                    111,952,000        114,218,000
     Fully Diluted                              128,683,000        114,218,000

------------
(1) The calculations for 1994 and the net income calculation for 1995 utilize primary shares. The use of fully diluted shares results in antidilution. The continuing operations calculation for 1995 assumes conversion of the 7.05% Convertible Subordinated Debentures to Common Stock, effective January 1, 1995. As a result, interest on the debentures ($29.2 million, net of tax) was added back to income in the computation of fully diluted earnings per share.

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